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                                                                  EXHIBIT (23)-1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-58170) pertaining to the Second Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan and (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated January 31, 2002 (except for the second paragraph of Note 22 as to which the date is February 8, 2002), with respect to the consolidated financial statements of The Banc Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                        /s/  Ernst & Young LLP

Birmingham, Alabama
March 26, 2002